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                                                                   Exhibit 11.01


                              CARDINAL HEALTH, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                    Three Months Ended September 30,
                                            1997       1996
                                         (Restated)  (Restated)
                                         ---------   ----------

      PRIMARY:

Net earnings                              $ 54,040   $ 39,326
                                          ========   ========

Average shares outstanding                 109,092    104,272

Dilutive effect of stock options             1,685      1,673
                                          --------   --------

Weighted average number of Common
  Shares outstanding                       110,777    105,945
                                          ========   ========

Primary earnings per Common Share         $   0.49   $   0.37
                                          ========   ========

FULLY DILUTED:

Net earnings                              $ 54,040   $ 39,326
                                          ========   ========

Average shares outstanding                 109,092    104,272

Dilutive effect of stock options             1,848      1,878
                                          --------   --------

Weighted average number of Common
  Shares outstanding                       110,940    106,150
                                          ========   ========

Fully diluted earnings per Common Share   $   0.49   $   0.37
                                          ========   ========


See Note 6 of "Notes to Consolidated Financial Statements" for a discussion of the restatement.